MERRILL LYNCH VARIABLE SERIES FUNDS, INC./

MERRILL LYNCH AMERICAN BALANCED VI FUND

SERIES # 8

FILE # 811-3290

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
05/31/02	GE Capital 6.0% 6/15/12	$8,000,000	$3,750,000,000	Morgan Stanley
		$	$
		$	$